SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


                                 July 19, 2000
               ------------------------------------------------
               Date of Report (date of earliest event reported)


                              VERIDA INTERNET CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Nevada                       0-25757                         98-0164651
---------------                ------------                  -------------------
(State or other                (Commission                   (I.R.S. Employer
jurisdiction                   File Number)                  Identification No.)
incorporation)


                        50 California Street, Suite 1500
                         San Francisco, California 94111
          ------------------------------------------------------------
          (Address of Principal Executive Offices, including Zip Code)


                                 (415) 464-8600
              ----------------------------------------------------
              (Registrant's Telephone Number, including Area Code)

Item 5.  Other Events.

On July 19, 2000 Verida Internet Corp. (the "Company") has completed a $750,000 private placement with Trans-Orient Petroleum Ltd. Under terms of the agreement the Company will issue 187,500 units at $4.00 per unit. Each Unit consists of one share ("Share") of common stock of the Company ("Common Stock") and one warrant to purchase an additional share of Common Stock exercisable at a price of US$4.00 per share until the first business day that is one year of the date of its issuance, after which, the warrant may be exercisable at a price of $4.50 per share at any time until the first business day that is two years of the date of its issuance ("Warrant"), after which the Warrant shall expire.

Additionally, under the terms of the private placement agreement, the Company agreed to issue additional common shares (the "Price Adjustment Shares"), to Trans-Orient Petroleum Ltd., if within 12 months from the closing of the placement, the Company completes equity financings (the "Equity Financings") at an average price (the "Average Price") of less than $4.00 per share. If the Company completes the Equity Financings, then the Company will issue such number of Price Adjustment Shares as Trans-Orient Petroleum Ltd. would have been entitled to receive had the Units been issued to Trans-Orient Petroleum Ltd. at the Average Price.

As previously disclosed on the notes on our recently filed 10QSB and 10KSB reports, the Company since inception has been primarily engaged in start-up activities requiring substantial expenditures. It is planned following this private placement that the Company will have enough working capital to continue operations through September 30, 2000. The Company will seek to satisfy any future capital needs through additional public or private financing or other sources, but there can be no assurance that any such additional financing would be available on favorable terms, if at all. Without further insertions of capital after October 2000 the Company will have to scale down its operations.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 25, 2000


                          VERIDA INTERNET CORP.


                          BY: /s/ HENRY L. CORONA
                              -------------------------------------
                                  Henry L. Corona
                                  Chief Financial Officer